Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com

December 10, 2021	FIRM / AFFILIATE OFFICES
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Phillips 66

2331 CityWest Boulevard

Houston, Texas 77042

Re:	Registration Statement on Form S-4; Shares of Common Stock, par value $0.01 per share, of Phillips 66

Ladies and Gentlemen:

We have acted as special counsel to Phillips 66, a Delaware corporation (“Phillips 66”), in connection with the proposed issuance of common stock, par value $0.01 per share, of Phillips 66 (the “Shares”), pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of October 26, 2021, by and among Phillips 66, Phillips 66 Company, a Delaware corporation and a wholly owned subsidiary of Phillips 66 (“P66 Company”), Phillips 66 Project Development Inc., a Delaware corporation and a wholly owned subsidiary of P66 Company (“P66 PDI”), Phoenix Sub LLC, a Delaware limited liability company and a jointly owned subsidiary of P66 Company and P66 PDI, Phillips 66 Partners LP, a Delaware limited partnership (“PSXP”), and Phillips 66 Partners GP LLC, a Delaware limited liability company and the general partner of PSXP (the “Merger Agreement”).

The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 10, 2021 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related information statement/prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of Phillips 66 and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with

December 10, 2021

respect to any other laws. Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, upon issuance and delivery of the Shares in the manner contemplated by the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that Phillips 66 will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the information statement/prospectus contained in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins